Exhibit 16.1

[Ernst & Young LLP Letterhead]

December 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 17, 2010 of BRT Realty Trust and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP